Exhibit 99.2

CONTACT:

VIVUS, Inc.	Investor Relations:	The Trout Group
Timothy E. Morris		Brian Korb
Chief Financial Officer		bkorb@troutgroup.com
650-934-5200		646-378-2923

	Media Relations:	GolinHarris
Susan Brophy
sbrophy@golinharris.com
312-729-4359

WEIGHT LOSS WITH QNEXA® OVER TWO YEARS PROVIDES PATIENTS WITH
SUBSTANTIAL CARDIOVASCULAR BENEFITS

Long-Term Data from the SEQUEL Study Presented at the American College of Cardiology Shows Reduced Need for Blood Pressure Medications and Improvements in Lipids

MOUNTAIN VIEW, Calif., April 4, 2011 — VIVUS, Inc. (NASDAQ: VVUS) today announced long-term data that demonstrated patients treated with the investigational drug QNEXA® for two years showed reductions in blood pressure and the use of antihypertensive medications as well as improvements in lipid levels following significant reductions in weight loss as compared to those in the placebo group over two years.

The data — additional results from the SEQUEL study — were presented Sunday at the 60th Annual Scientific Meeting of The American College of Cardiology by Michael Davidson, M.D., clinical professor and director of preventive cardiology at The University of Chicago.

Specific results are as follows:

•                  Patients on QNEXA had significant reductions in weight loss as compared to those in the placebo group over two years.  Least-squares mean percent weight loss at week 108 was -9.3% and -10.5%, respectively, for the mid and top dose as compared to -1.8% for the placebo group.

•                  Overall, patients taking QNEXA showed a significant reduction in the number of antihypertensive medications they required as compared to those taking a placebo over two years of treatment.

•                  Specifically, patients with hypertension at the beginning of the study taking QNEXA mid and top dose showed a significant reduction in the number of antihypertensive medications they required of -9.8% and -18.9%, respectively, while patients taking a placebo showed a net increase of +4.2%.

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040    Tel 650-934-5200   Fax 650-934-5389  www.vivus.com

•                  Dyslipidemic patients at baseline treated with the mid and top dose of QNEXA had decreases in triglycerides of -25.9% and -26.3%, respectively, as compared to -14.3% for the placebo group.

•                  Dyslipidemic patients at baseline treated with the mid and top dose of QNEXA had improvements in HDL-C of +11.4% and +16.7%, respectively, as compared to +9.1% for the placebo group.

“In this study, QNEXA patients on the top dose had sustained weight loss greater than 10% over two years. This weight loss led to clinically relevant reductions in blood pressure, triglyceride reduction greater than 25%, and a dramatic increase in HDL levels,” stated Dr. Davidson.  “Achieving and maintaining this degree of weight loss, one that impacts cardiovascular risk in a clinically meaningful way, is often difficult for patients. Maintaining double-digit weight loss over two years, with resulting improvements in cardiovascular risk factors and an overall reduction in medications used to treat comorbidities makes this important data for clinicians.”

QNEXA therapy was well tolerated, with no new safety signals seen between 56 and 108 weeks. The most common side effects were upper respiratory infection, constipation, tingling, sinus infection, dry mouth and runny nose. Serious adverse event rates over two years were low (mid and top dose 5.9%, 8.1%) and placebo (6.2%), with no drug-related serious adverse events reported. The completion rate in SEQUEL was approximately 83% for both QNEXA doses and 86% for the placebo group. Discontinuations due to adverse events were 4.6% and 4.4% for the mid and top dose, respectively, and 3.1% for the placebo group.

About the SEQUEL Study

SEQUEL (OB-305) was a double-blind, placebo-controlled, three-arm, prospective study. Patients continued receiving the same treatment assignment to which they had been randomized in the CONQUER study in a blinded fashion: either once-daily treatment with top-dose QNEXA (n=295), mid-dose QNEXA (n=153), or placebo (n=227). The SEQUEL study was a 52-week extension study for a subset of patients who completed the 56-week CONQUER study. The total study period was 108 weeks. SEQUEL included 675 obese or overweight patients, all of whom had two or more weight-related co-morbidities and an average baseline BMI of 36.1. Throughout the 108-week treatment period, all patients were advised to follow a modest lifestyle modification program including reduction of food intake by 500 calories per day.

About QNEXA Controlled Release Capsules

QNEXA [kyoo-nek-suh] is an investigational drug candidate being developed to address weight loss, type 2 diabetes and obstructive sleep apnea. QNEXA is a once-a-day, proprietary, oral, controlled-release formulation of low-dose phentermine and topiramate, which is designed to decrease appetite and increase satiety (the sense of feeling full), the two main mechanisms that impact eating behavior. In phase 2 and 3 clinical data to date, patients taking QNEXA have demonstrated statistically significant weight loss, glycemic control, and improvement in cardiovascular risk factors, when used in combination with a diet and lifestyle modification program.

About VIVUS

VIVUS is a biopharmaceutical company developing therapies to address obesity, sleep apnea, diabetes and male sexual health. The company’s lead product in clinical development, QNEXA®, has completed phase 3 clinical trials for the treatment of obesity and is currently being considered for approval by US and EU regulators. QNEXA® is also in phase 2 clinical development for the treatment of type 2 diabetes and obstructive sleep apnea. In the area of sexual health, VIVUS is in phase 3 development with avanafil, a PDE5 inhibitor being studied for the treatment of erectile dysfunction. For more information about the company, please visit www.vivus.com

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